AMERICAN HIGH-INCOME MUNICIPAL BOND FUND OF AMERICA, INC.
                             ARTICLES SUPPLEMENTARY
American High-Income Municipal Bond Fund of America, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: (a) The Board of Directors of the Corporation has divided and further classified the unissued shares of the authorized common stock of the Corporation into one additional class, designated "Class R-5." The remaining shares of common stock, including the shares currently issued and outstanding, shall consist of the previously designated Class A, Class B, Class C and Class F shares. The authorized shares of each such class of common stock shall consist of the sum of (x) the outstanding shares of that class and (y) one-fifth (1/5) of the authorized but unissued shares of all classes of common stock; PROVIDED HOWEVER, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and PROVIDED, FURTHER, that at all times the aggregate number of authorized Class A, Class B, Class C, Class F, and Class R-5 shares of common stock shall not exceed the authorized number of shares of common stock (I.E., 500,000,000 shares) until changed by action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law).
  (b) The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class A, Class B, Class C and Class F shares are set forth in the Charter of the Corporation. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class R-5 shares of the Corporation are set forth below.
SECOND: Except to the extent provided otherwise by the Charter of the Corporation, all classes of shares of the Corporation shall represent an equal proportionate interest in the assets of the Corporation (subject to the liabilities of the Corporation) and each share shall have identical voting, dividend, liquidation and other rights; PROVIDED, HOWEVER, that notwithstanding anything in the Charter of the Corporation to the contrary:
(i) Each class of shares of the Corporation may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares;
(ii) Expenses, costs and charges which are determined by or under the supervision of the Board of Directors to be attributable to the shares of a particular class may be charged to that class and appropriately reflected in the net asset value of, or dividends payable on, the shares of that class;
(iii) Each class of shares of the Corporation may have such different exchange rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940.
THIRD: The foregoing amendment to the Charter of the Corporation does not increase the authorized capital stock of the Corporation.
FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.
IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and attested by its Secretary on this 18th day of December, 2001.
      AMERICAN HIGH-INCOME MUNICIPAL BOND FUND OF AMERICA, INC.
By:  /s/ Paul G. Haaga, Jr.
Paul G. Haaga, Jr.
Chairman of the Board
ATTEST:
By:  /s/ Julie F. Williams
Julie F. Williams
Secretary
The undersigned, Chairman of the Board of American High-Income Municipal Bond Fund of America, Inc. who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
 /s/ Paul G. Haaga, Jr.
Paul G. Haaga, Jr.
Chairman of the Board